As filed with the Securities and Exchange Commission on July 20, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPARKING EVENTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

(Primary Standard Industrial Classification Code Number)

20-8009362
(IRS Employer Identification No.)

112 North Curry Street
Carson City, Nevada 89703
886-2-2228-6276
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc.
112 North Curry St.
Carson City, Nevada 89703
(775) 321-1013
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Peter Campitiello, Esq.
Tarter Krinsky & Drogin, LLP
1350 Broadway
New York, NY 10018
(212) 216-8085

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be Registered (1)	Proposed maximum Offering price per share(2)	Proposed maximum Aggregate offering price (2)	Amount of Registration fee
Common stock, par value $.001 per share (3)	1,600,000	$$2.80	$4,480,000	$249.98
Total	1,600,000	$$2.80	$4,480,000	$249.98

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of our common stock as reported on the Over-the-Counter Bulletin Board. Our common stock is quoted under the symbol “SPRK.OB” on the Over-the-Counter Bulletin Board (“OTCBB”). As of July 13, 2009, the last reported price was $2.80 per share.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 20, 2009

SPARKING EVENTS, INC.

1,600,000 Shares of Common Stock

Offered by Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 1,600,000 shares of our common stock held by selling stockholders.

Of the 1,600,000 shares of currently outstanding common stock being registered, 600,000 were acquired by the selling stockholders issued in accordance with our reverse merger, 325,000 were acquired in connection with a private placement of our common stock pursuant to Regulation D of the Securities Act and 675,000 were acquired in connection with a private placement of our common stock pursuant to Regulation S of the Securities Act.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over-the-counter market or in private negotiated transactions.  Each selling stockholder will determine the prices at which it sells its shares.  Although we will incur expenses in connection with the registration of the common stock (estimated to be approximately $45,000), we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “SPRK.OB.”  On July 13, 2009, the last reported sale price of our common stock quoted on the OTCBB was $2.80 per share.

There is no established trading market for our common stock. We cannot give you any assurance that an established trading market in our common stock will develop, or if such a market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

______________
The date of this prospectus is July 20, 2009

Prospectus Summary
Risk Factors
About This Prospectus
Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus
Explanatory Note
Selling Stockholders
Plan of Distribution
Use of Proceeds
The Two Transactions: The Reverse Merger Transaction and The Private Placement Transaction
Business
Properties
Legal Proceedings
Management's Discussion and Analysis of Financial Condition and Results of Operations
Market Price of and Dividends of our Common Equity and Related Stockholder Matters
Security Ownership of Certain Beneficial Owners and Management
Directors and Executive Officers
Executive Compensation
Certain Relationships and Related Transactions
Description of Securities to be Registered
Legal Matters
Experts
Interests of Named Experts and Counsel
Changes in and Disagreements with Accountants
Financial Statements
Where You Can Find More Information
Disclosure of Commission Position on Indemnification For Securities Act Liabilities

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes, before making an investment decision.

The Company

Business Overview

Sparking Events, Inc. (“Sparking Events,” “the Company”, “us”, “our” or “we,”) was incorporated in the State of Nevada as a for-profit company on November 29, 2006 and established a fiscal year end of February 28. We are a development-stage company organized to enter into the special event, concert production and martial arts promotion industry.  As a result of the Exchange with APlus International, Ltd., we have adopted the business plan of APlus, and now design, manufacture, market and sell advanced lighting solutions, including light emitting diode (LED) lighting and other energy-saving lighting.  We offer a wide range of technically innovative indoor white light, color-changing and outdoor lighting solutions that are used for applications in public, commercial, architectural, residential, gardening, and entertainment markets. Our solutions provide many benefits over traditional incandescent, halogen, fluorescent, and compact fluorescent (CFL) light sources, including lower energy consumption, longer life spans, and absence of hazardous materials, lower maintenance costs and greater design flexibility.

Our advanced LED lighting solutions are based on proprietary designs and patented technologies associated with industrial design, electrical, optical, mechanical and thermal engineering. We have developed domain expertise and applications knowledge for end-user requirements in diverse markets. As a result, we are able to offer total lighting solutions, which provide better performance and lower overall cost to users.

According to Freedonia Group, a market research company, the global lighting industry is estimated to be approximately $120 billion in 2012 and the average growth rate will be around 5% annually. On the contrary, iSupply, another market research company, predicts that the compound annual growth rate (CAGR) for LED lighting will be up to 14.6% during 2008 to 2012. The lighting fixtures include a variety of technologies, such as incandescent, fluorescent, halogen, high intensity discharge (HID), neon, compact inflorescent (CFL) and advanced lighting solutions (LED lighting, OLED lighting and others). Product selection for users is influenced several factors, including overall cost, visual and physical product features, as well as regulatory and environmental factors. With rapid advancements in the performance, efficiency and cost of LED-based solutions, traditional light sources, such as incandescent lamps and fluorescent lamps, are beginning to be replaced by advanced technologies with lower overall costs over their life spans. Furthermore, the energy-efficient nature of LED makes it an environmentally friendly light source and its compact size has given the design of lighting fixtures with much more flexibilities and possibilities. A-Plus believes that our innovative LED lighting solutions are well positioned to increasingly displace traditional lightings in our targeted markets.

A-Plus international Ltd. offers a broad portfolio of LED lighting solutions. Our LED lighting products include outdoor lights, indoor white lights, and indoor accent lights. We also offer LED-based signage,  head-up displays (HUDs) and tail lights for cars. These products are marketed under Xodtec and Danhui (primarily in Taiwan and China market) brands. End-users utilize our lighting products for interior and exterior lighting to provide illumination and to create accent visual effects which are superior to traditional lighting sources.

We organize our company by business divisions and functional divisions, each with a specific function and market focus, in order to accelerate the adoption of our LED lighting solutions in a number of markets. Strong links with our sales outlets enable us to educate a broad audience about the benefits of our LED lighting solutions. These relationships also allow us to increasingly sell our LED lighting solutions to end markets and quickly collect market responses. We believe that we can advance our goal of becoming one of the leading providers of energy-efficient lighting solutions by investing in our technology position, developing new innovative products, and leveraging the strengths of our sales outlets.

The Lighting Industry

According to the Freedonia Group, the estimated global lighting industry revenue of $120 billion in 2012 is divided between two major product categories, fixtures and light lamp. The fixtures category includes all apparatuses, fixtures and systems, while light lamps consist of the replaceable devices that emit light. Fixtures are constructed from metal, glass or plastic and are available in a range of decorative styles for residential, commercial and industrial applications. Traditional light lamps include incandescent, fluorescent, halogen and HID products. For energy consumption concerns, traditional incandescent lamps are being prohibited by more and more countries. For residential applications within the general illumination market, inexpensive halogen lamps and traditional fluorescent tubes are preferred choice, but expensive compact fluorescent lamps (CFLs) are getting more popular. For commercial applications, more expensive and durable fluorescent and HID bulbs and fixtures have the largest market share.

In most Asian countries, lighting manufacturers sell products through either manufacturer’s representatives, electrical supply representatives or an internal sales force to electrical wholesale distributors. The distributors then market products to electrical contractors and other end-users. Representatives also have direct contact with lighting designers, electrical engineers, architects and general contractors that influence buying decisions. The manufacturer’s representatives often provide value added services, such as product promotion or design and implementation assistance. The ability of smaller companies to compete against larger more established rivals is heavily rooted in their capacity to leverage their unique product portfolios and customer service to garner maximum productivity from each representative.

Historically, large global competitors focused almost exclusively on the general illumination market because of their advantage in purchasing power, manufacturing volume and distribution efficiency, while smaller industry participants generally competed in niche markets primarily by offering specialized products and superior customer service to their regions. However, the evolution of solid state lighting solutions has enabled smaller companies to penetrate and compete in the larger general illumination market.

LED Lighting Industry Trends

LEDs are semiconductor-based devices that emit light. As the cost of LEDs decreases and their performance improves, we expect that they will continue to compete more effectively in the general illumination market versus traditional lighting. According to the survey made by Strategies Unlimited, there were over $1.86 billion of LED lighting products sold in 2008 and the compound annual growth rate (CAGR) during 2009 to 2012 will be around 28% -- a figure which is forecasted to grow to $5 billion by 2012. Specialist in Business Information (SBI), another market research company, even predicts to grow up to $14 billion in 2013. The Company believes the LED lighting industry may experience the following trends:

Technological innovations expand LED functionalities. Since its introduction in the 1960s, LED has offered an increasingly wide variety of colored lighting. The initial applications of LEDs included traffic lights, automotive brake lights and indicator lights. In the mid-1990s, LEDs became capable of emitting blue light. In 1993, GaN series blue light LED was developed, white light LED then become a feasible product.

White light refers to the light obtained by mixing many lights of different colors, such as second wavelength long light (blue light + yellow light) or third wavelength light (blue light + green light + red light). White light LED technology can effectively save energy and reduce the emission of carbon dioxide when use in general lighting. Thus, with the increasing awareness in environmental protection, lighting devices using white light LED as the light source will proliferate dramatically.

Advancements in LEDs’ performance stimulate adoption in general lighting. Technological advancements in LED lighting have resulted in a new breed of LEDs that can meet specifications previously only satisfied by traditional lighting sources. LED lighting solutions were historically regarded as expensive in relation to their delivered light output.

In an effort to lower energy consumption, lighting companies are focused on increasing the luminous flux -- lumens per watt. Traditional incandescent lighting sources can produce between 10 and 35 lumens per watt, while fluorescent and HID light sources can produce output near 100 lumens per watt. Today’s LEDs have overwhelmed incandescent performance and are exceeding 100 lumens per watt, making them comparable to and even exceeding fluorescent and HID light sources.

Unique capabilities of LEDs broaden applications and create new lighting alternatives . Key LED features, including quality of light output, long life, low power consumption, low heat output and full digital control are accelerating adoption and expanding market opportunities. Additional attributes, including design flexibility, color-changing effects, digital dimming capabilities, remote control, smaller size and rapid start-up time are creating new lighting applications for LEDs in commercial, architectural, residential, and entertainment markets.

High energy costs and conservation efforts drive LED adoption . According to a statistics, lighting applications contribute about 22% of all energy consumption. High energy costs have resulted in increased demand for more energy-efficient lighting solutions, which has inspired a natural shift to LEDs. LED lighting technology is inherently more energy-efficient and can result in more than 80% and 50% in power savings over traditional incandescent and fluorescent solutions, respectively. In addition, unlike other alternatives such as compact fluorescent bulbs (CFL), LED lighting solutions are free of hazardous materials such as mercury, which can be harmful to the environment.

Regulatory influences spur market adoption of energy-efficient LED lighting . Government regulations, such as initiatives by the United States Department of Energy and the Environmental Protection Agency’s EnergyStar Certification Program, are driving adoption of more energy-efficient lighting solutions. EnergyStar sets industry-wide international standards for lighting products that outline efficiency and performance criteria, helping manufacturers promote their products and consumers better understand lighting products. Legislation and the trend toward environmental consciousness are critical drivers of lighting demand, as governments, industry associations, and industrial and residential consumers move toward employing lighting solutions that comply with regulatory requirements, conserve energy and present no threat to the environment when disposed.

Our Competitive Advantages

We believe the following strengths of our company provide us with competitive advantages in the marketplace:

Industry leading, energy-efficient and environmentally conscious lighting solutions. In addition to our robust line-up of Ares series white light LED products, we have added a variety of color-changing lighting solutions -- the Venus series. Further, we have recently introduced our Apollo series of outdoor lighting solutions The Apollo series street lamps have been installed in several locations since March 2008. According to our recent measurement, the luminous decay over 1 year is less than 2%.

Proprietary technologies. We own proprietary technology on the remote control chip and digital dimming. These technologies allow us to continue developing featured and robust indoor lighting products. We plan to continue making strategic investments in intellectual property through ongoing engineering expenditures, industry partnerships, licensing arrangements and the pursuit of complementary businesses, such as energy-saving control companies. These initiatives are designed to allow us to enhance our intellectual property portfolio, improve existing products, rapidly introduce new products to fill identified needs, and address new applications and markets. We believe our ability to successfully develop and produce new products will allow us to magnify our market opportunity and enhance our market position.

Reliable, high quality and cost competitive products. We design, manufacture and sell high quality, reliable, and cost competitive products. For example, our color-changing accent light solutions are designed to allow home users using remote controller to changing colors or setting control schemes. We achieve this by embedding our proprietary remote control chip into our light products. To guarantee reliable and high quality products, we produce our products in ISO 9001-accredited factories. To deliver cost competitive solutions, we invest in technology advancements, leverage purchasing volume, capitalize on strategic vendor relationships and migrate high volume products to our automated manufacturing process.

Wide range of LED lighting solutions. We offer a wide range of LED lighting solutions to the market. This includes over 50 distinct product types targeted at four distinct markets. We have expanded our LED product lines to include a range of white light solutions for commercial, residential and entertainment lighting applications. We believe the combination of our broad product line, our extensive engineering and manufacturing know-how, and deep knowledge of our target markets are highly valued by customers and are key to our ongoing success.

Experienced management team. Our senior management team includes individuals with diverse backgrounds and broad experience. We are led by our Chief Executive Officer, Mike Chou, an industry veteran with over 27 years of IT industry experience and our Chief Technology Officer, Ming Yu, with over 17 years of industrial control, networking, and LED design experience. Our management team has demonstrated the ability to drive organic growth and pursue the operational excellence of the company.

Our Growth Strategy

Our objective is to become one of the leading providers of energy-efficient lighting solutions. Key elements of our growth strategy include:

Capitalizing on opportunities in our target markets. We believe there is a growing need for unique advanced lighting solutions across our target markets, which include applications in the commercial, architectural, residential, entertainment, signage and consumer markets. We expect to continue to introduce innovative LED

Lighting products as we believe there exists significant opportunities to grow market share. By introducing new products and expanding sales of existing products, we believe that we can significantly improve operational efficiency by reducing our cost of materials, components and manufacturing. Expanding our products and increasing our sales also allow us to gain additional leverage from sales representatives within our distribution network.

Expanding our white light LED product line-up. Based on our proprietary technologies on the LED lighting product design, we are expanding our white light LED product line-up for general illumination. We believe our Ares series of white light LED lighting products have some of the most unique features and one of the highest efficacy levels in the industry. We also incorporate digital dimming function which works perfectly. We expect that our white light LED solutions will be highly attractive alternatives to traditional lighting solutions and other competitive LED offerings and will eventually provide a significant portion of our future revenue.

Expanding our color-changing LED product line-up. Based on our proprietary control technology, our existing accent lighting products can allow users to change colors or brightness by using remote controller or switch. We are expanding our accent LED product line-up by providing some luminaries which are designed to fit into the modern living environment. We believe our Ares series of accent lighting products have some of the most unique features which can revolute the life styles of most families.

Developing and protecting our intellectual property. We have devoted significant resources to building an advanced research and development team for developing complimentary intellectual property to expand our portfolio of advanced lighting technologies. Securing and defending intellectual property related to the design, manufacture and application of advanced lighting technology is expected to be a key element of our existing and future business. We believe that our growing intellectual property portfolio will create licensing opportunities in the future and intend to explore these potential opportunities. The strength of our intellectual property portfolio allows us to compete on the basis of our technology, which we believe gives us an advantage over many of our larger competitors.

Leveraging the strength of our distribution network. We have an independent global sales and distribution network. In Taiwan, we have over 200 franchised stores and service stations selling our products to end users directly. We are copying the successful model to the international markets and expect to nominate over 30 distributors in over 20 countries. We expect these and other industry relationships will be a significant source of operational leverage as we introduce new products and scale our business.

Products

We offer a wide range of LED lighting solutions. Our company is organized by business divisions, each with a specific function or sales territory in order to broaden the adoption of our LED lighting solutions. By combining the efforts of all of these business divisions, we are able to offer complete solutions to our customers and leverage synergies across market segments. Our products are marketed primarily under Xodtec and Danhui brands. End-users utilize our products for interior and exterior lighting to provide illumination and/or create ambience and unique visual effects superior to traditional lighting.

The following table provides a summary overview of our products:

PRODUCT TYPE	TARGET MARKET(S)	FEATURES / BENEFITS

Apollo series outdoor LED Lighting	Street lamps, garden, and architectural lighting	Extended life, low energy consumption, low maintenance cost, thermal efficiency, light weight

Ares series indoor white light LED Lighting	Commercial, architectural, institutional, hospitality, and residential lighting	Extended life, low energy consumption, size, white light, fixed-color and dimmable, fit standard incandescent fixtures

Venus series indoor color-changing LED Lighting	Residential and entertainment lighting	Extended life, low energy consumption, fit standard incandescent fixtures, remote or switch dimmable/control color- changing capabilities

Shinex series general LED lighting	Signage, car head-up display, car tail light, and gaming console	High resolution (signage), easy to install (head-up display)

Competition

The Company currently faces competition from both traditional lighting companies that provide general lighting products, such as fluorescent and compact fluorescent lighting, and from companies that are engaged in providing LED lighting products. In general, we compete with both groups on the basis of design, innovation, costs, safety issues, sales and marketing, and selling price.

We compete with traditional lighting companies in the general illumination market. Our LED lighting products tend to be alternatives to traditional lighting sources for applications within the commercial market. In these markets, we compete on the basis of energy savings, lamp life and durability.

Additionally, we compete with LED lighting companies that offer competing LED lighting products. In these markets, we compete on the basis of design, innovation, light quality, safety issues, price, product quality and brightness.

We believe that we can compete favorably in our markets, based on the following factors:

•	unique and proprietary technologies;

•	wide range of high-quality product offerings;

•	ability to offer standard and custom products that meet customers’ needs at a competitive cost;

•	capability to provide total lighting solutions, including lamps, luminaries, and implementation to fulfilling customers’ demand;

•	excellence in customer service and support; and

•	recruitment and retention of qualified personnel, particularly engineers.

We expect our markets to remain competitive and to reflect rapid technological evolution and continuously evolving customer and regulatory requirements. Our ability to remain competitive depends in part upon our success in developing new and enhanced advanced lighting solutions and introducing these systems at competitive prices on a timely basis.

Sales and Marketing

We believe our sales and marketing efforts have established our reputation for providing innovative solutions that meet our customers’ needs in a timely, cost-efficient manner. Our ability to leverage our distribution network will be an important factor in our continued success. The sales and marketing of our products largely depends upon the type of offering, location and target market.

The breakdown of our LED lighting Products’ sales and marketing coverage by market is as follows:

Market Applications	Description

Architectural garden, and public lighting
We currently market and sell our Apollo series of LED outdoor lighting products and solutions through our sales teams and individual lighting agencies. The independent lighting agencies approach government, constructors, and public lighting design houses by learning their demands and providing our lighting product specifications to them

Commercial and residential lighting
We market and sell our indoor lighting products through our franchised stores, service stations, and interior decorator to end users. We believe these distribution outlets allows us to better serve our customers, as well as offer services such as the bundling of product and installation.

We have recently reorganized our international sales organization to more aggressively penetrate global markets outside of Taiwan. This team is approaching local distributors in each country by introducing our successful model in Taiwan to them. We expect this approach can allow us to penetrate into international markets successfully and expands our business scale.

The breakdown of our LED lighting Products, Energy efficiency solution, and localization service, the total sales and marketing coverage by market is as follows:

Market Applications	Description

Architectural garden, and public lighting
We currently market and sell our Apollo series of LED outdoor lighting products and solutions through our sales teams, franchise channels, public project management channels. Public project management channels approach government, constructors, and public lighting design houses by learning their demands and providing our lighting product specifications to them.

Commercial and residential lighting
We market and sell our indoor lighting products through our franchised stores, service stations, and interior decorator to end users. We believe these distribution outlets allows us to better serve our customers, as well as offer services such as the bundling of product and installation.

Energy efficiency solution.
 Our energy efficiency solution including energy efficiency engineering and program management. We offer a full spectrum of engineering and total solution services required to complete facility energy management projects. We are one of the few in this region capable of integrating energy saving opportunity assessment, program design, program management, implementation with turn-key engineering and construction services, and performance contract with financial solution arrangement. The solution is tailor-made to meet the customer’s best interest.

Our service including commercial office buildings, college and high school campuses, hospitals, hotels, retail stores, high technology, light industrial, and water/wastewater treatment facilities.

In addition to, facility energy use optimization assessment, we also built up its energy saving technical competence in areas such as power metering and management, chillers and chiller plants, HVAC systems, automated electricity demand management systems, and air compressors. Two potential energy optimization products, one for air compressors and one for facility automated demand management system, are also under development and expected to be commercialized in the near future.

Localization Service
Our globalization services span industries worldwide and include adaptation of marketing strategies to regional requirements specialized in energy saving and IT sectors, such as energy saving industry, energy sources, material, gas industry, automobile, lighting, pollution.

Our localization service follow the localization process of adapting software and accompanying materials to suit a target-market locale with the goal of making the product "transparent" to that locale, so that native users would interact with it as if it were developed there and for that locale alone.

Our software localization solutions are geared specifically for software targeting global markets. We assist software developers deliver professional and culturally sensitive localized software faster to the market than their competition, at a competitive price.

Our hardware experienced localization solution helps leading hardware and equipment manufacturers deliver professionally localized products faster to the market than their competition and at a competitive price.

Manufacturing and Suppliers

We produce our advanced lighting solutions through outsourced manufacturing and assembly. For LED lighting systems, we engineer and design our products, while much of the manufacturing is performed by select qualified vendors. All LEDs used in our LED lighting products and systems are purchased from manufacturers third-party in Asia and the United States.

Many of our core components and sub-assemblies are purchased from third party suppliers. We have selected suppliers based on their ability to consistently produce these products per our specifications, ensuring the best quality product at the most cost effective price.

Research and Product Development

The general focus of our research and development team is the design and integration of electronics, optics and thermal management solutions to create advanced lighting products. Through these efforts, we seek to enhance our existing products, design new products and develop solutions for customer applications. We believe that our responsiveness to customer demands differentiates us from many of our competitors, as we rapidly introduce new products to address market needs. We intend to expand our research and development team as we believe that increased levels of spending on research and development will be necessary to successfully develop advanced lighting products that will have the brightness of traditional lighting systems while being offered at acceptable prices.

Employees

As of June 24, 2009, we have approximately 50 employees. We enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

CORPORATE INFORMATION

The Company's corporate headquarters are located at 112 North Curry Street, Carson City, Nevada 89703.

The Company’s Taipei, Taiwan headquarters are located at 2F., No.139, Jian 1st Rd., Jhonghe City, Taipei County 235, Taiwan (R.O.C.). The Company's telephone number is (886) 2 – 2228-6276.

The Offering

Offering by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,600,000 shares of our common stock including:

•	410,000 shares of common stock held by selling stockholders who purchased shares of our common stock in a private placement of our common stock pursuant to Regulation D of the Securities Act.

•	590,000 shares of common stock held by selling stockholders who purchased shares of our common stock in a private placement of our common stock pursuant to Regulation D of the Securities Act

•
600,000 shares of common stock held by selling stockholders who had purchased shares of our operating subsidiaries prior to the completion of the reverse merger and private placements described in this prospectus and 299,999 shares issued to consultants for services rendered in connection with the private placement;

The shares being registered may be offered for sale by the selling stockholders from time to time. No shares are being offered for sale by the Company.

Common stock outstanding prior to Offering	19,035,000

Common stock offered by the Company	0

Total shares of common stock offered by selling stockholders	1,600,000

Common stock to be outstanding after the offering	19,035,000

Use of Proceeds	We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

Our OTC Bulletin Board Trading Symbol	SPRK.OB

Risk Factors	See "Risk Factors" beginning on page 3 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in the Company's common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of the Company's common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company's business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company's common stock could decline and investors in the Company's common stock could lose all or part of their investment.

Downturns in general economic and market conditions could materially and adversely affect our business.

The lighting industry, especially the residential lighting market, is greatly affected by economic downturns.  The sale of our lighting products is related to the quantity of new building construction and renovation. Decline in housing transactions causes less demand for lighting products and conservative shopping habits learned during economic downturns means people have less desires to try advanced LED lighting products.

In addition, our outdoor lighting products are mainly sold through government tender bids and installed in public areas such as parks, rapid railway stations, highways and other public buildings will likely be materially. If these municipalities have less funds budgeted fro these projects as a result of general economic conditions, sales of our outdoor lighting products the government budgeting which is inevitably influenced by general economic downturns.

If our lighting solutions do not gain expected market acceptance, prospects for our sales revenue and profit may be affected.

The public’s relative unfamiliarity with LED lighting products may slow their market acceptance. Potential customers for our advanced lighting systems may be reluctant to adopt these as alternatives to traditional lighting technologies because of their higher initial cost to achieve comparable light output

Obstacles to widespread adoption of LED lighting solutions include the comparatively high cost of high brightness white LEDs and the need for further advances in brightness, light quality, efficiency and the predicted life of the LEDs before they require replacement. The future development of the attractiveness to potential customers may depend on such innovation of high quality LEDs.

If we are not able to compete effectively with other competitors, our prospects for future growth will be jeopardized.

There is significant competition in the lighting industry with more established companies We are not only competing with other LED lighting solution providers but also with companies offering traditional lighting products, which are usually more established and have greater resources to devote to research and development, manufacturing and marketing than we have.

White light is the most popularly utilized light in our environment and therefore the white light market is the most attracted market to large companies such as General Electric, Osram and Philips Electronics. These companies have advantages of global marketing capabilities and substantially greater resources to devote to research over than companies with scope like us.

Our competitors may promote lighting solutions which are more readily accepted by customers than our products and maybe required to reduce the prices of our products in order to remain competitive.

If critical components become unavailable or contract manufacturers delay their production, our business will be negatively impacted.

Stability of component supply is crucial to determine our manufacturing process. As some critical components, such as LEDs, are supplied by certain third party component manufacturers, we may be unable to acquire necessary amounts of key components at competitive prices.

Outsourcing the production of certain parts and components is one way to reduce manufacturing costs. We have selected these particular manufacturers based on their ability to consistently produce these products according to our requirements and ensure the best quality product at the most cost effective price. Contrarily, the loss of all or one of these suppliers or delays in obtaining shipments could have a adverse effect on our operations until an alternative supplier could be found, if one may be located at all.  This may cause us to breach our contracts and lose sales.

If our contract manufacturers fail to meet our requirements for quality, quantity and timeliness, our business growth could be harmed.

We design and procure key components (such as LEDs) and outsource our products to contract manufacturers. These manufacturers procure most of the raw materials for us and provide all necessary facilities and labor to manufacture our products. If these companies are to terminate their agreements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to process and deliver our lighting products to our customers.

If we fail to successfully manage our relationships with our distributors and customers, we could lose revenues.

Most of our products are sold through our distributors and franchise stores, which other provide the first-line technical support to end-users. If these distributors and franchised stores do not feel confident about our products/supports, they may seek to change their terms with us, or alter their ordering patterns with us which there could be a significant impact on our revenue and profits.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Although we have experienced quality control and assurance personnel and established thorough quality assurance practices to ensure good product quality, defects still may be found in the future in our existing or future products.

End-users could lose their confidence in our products and company when they unexpectedly use defective products. This could result in loss of revenue, loss of profit margin, or loss of market share. Moreover, these defects could cause us to incur significant warranty, support and repair costs, and harm our relationship with our customers.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success highly depend on qualified personnel. So we are inevitable to make all efforts to recruit and retain skilled technical, sales, marketing, managerial, manufacturing, and administrative personnel. Competitions among the industry could cause us difficultly to recruit or retain a sufficient number of qualified technical personnel, which could harm our ability to develop new products. If we are unable to attract and retain necessary key talents, it definitely will harm our ability to develop competitive product and keep good customers and could adversely affect our business and operating results.

Risks Related to the Securities Markets and Investments in Our Common Stock

Because our common stock is quoted on the "OTCBB," your ability to sell your shares in the secondary trading market may be limited.

Our common stock is currently quoted on the over-the-counter market on the OTC Electronic Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted and traded on Nasdaq or a national securities exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently is quoted on the "OTCBB" at less than $5.00 per share, our shares are "penny stocks" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently is quoted at and trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Securities Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

•	obtaining financial and investment information from the investor;

•	obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•	providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty in selling their shares in the secondary trading market.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

As of July 13, 2009, there has only been limited trading activity in the Company’s common stock.  There can be no assurance that a market will ever develop in the Company’s common stock in the future.  If a market does not develop then investors would be unable to sell any of the Company’s common stock likely resulting in a complete loss of any funds therein invested.

Should a market develop, the price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include:

•	acceptance of our products in the industry;

•	announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our products or our competitors' products in both the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	economic conditions in the United States or abroad;

•	actual or anticipated fluctuations in our operating results;

•	broad market fluctuations; and

•	changes in financial estimates by securities analysts.

A registration of a significant amount of our outstanding restricted stock may have a negative effect on the trading price of our stock.

At July 13, 2009,shareholders of the Company had approximately 19,035,000 shares of restricted stock, or 92.3% of the outstanding common stock. If we were to file a registration statement including all of these shares, and the registration is allowed by the SEC, these shares would be freely tradable upon the effectiveness of the planned registration statement. If investors holding a significant number of freely tradable shares decide to sell them in a short period of time following the effectiveness of a registration statement, such sales could contribute to significant downward pressure on the price of our stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity shares to fund the Company's operational requirements which would dilute your share ownership.

The Company's continued viability depends on its ability to raise capital. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may also determine that it is in the best interest of the Company to develop new services or products. In any such case additional financing is required for the Company to meet its operational requirements. There can be no assurances that the Company will be able to obtain such financing on terms acceptable to the Company and at times required by the Company, if at all. In such event, the Company may be required to materially alter its business plan or curtail all or a part of its operational plans as detailed further in Management's Discussion and Analysis in this Form 8-K. While the Company currently has no offers to sell it securities to obtain financing, sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially. In the event that the Company is unable to raise or borrow additional funds, the Company may be required to curtail significantly its operational plans as further detailed in Requirements for Additional Capital in the Management Discussion and Analysis of this prospectus.

Because our common stock is quoted only on the OTCBB, your ability to sell your shares in the secondary trading market may be limited.

Our common stock is quoted only on the OTCBB.  Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be different than might otherwise prevail if our common stock was quoted or traded on a national securities exchange such as the New York Stock Exchange.

Large amounts of our common stock will be eligible for resale under Rule 144.

As of July 13, 2009, approximately 17,700,000 of the 19,035,000 issued and outstanding post-split shares of the Company's common stock are restricted securities as defined under Rule 144 of the Securities Act of 1933, as amended (the “Act”) and under certain circumstances may be resold without registration pursuant to Rule 144.

Approximately 1,950,000 shares of our post-split adjusted restricted shares of common stock are held by non-affiliates who may avail themselves of the public information requirements and sell their shares in accordance with Rule 144. As a result, some or all of these shares may be sold in accordance with Rule 144 potentially causing the price of the Company's shares to decline.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a one year holding period. Any substantial sale of the Company's common stock pursuant to Rule 144 may have an adverse effect on the market price of the Company's shares. This filing will satisfy certain public information requirements necessary for such shares to be sold under Rule 144.   However, since the Company has previously indicated in its filings with the Commission that it is a shell company, as that term is defined under the Securities Act, pursuant to Rule 144, shareholders must wait at least one year from the date of the filing of this prospectus to avail themselves of Rule 144 unless we file a registration statement for the sale of such shares prior thereto.

The requirements of complying with the Sarbanes-Oxley act may strain our resources and distract management

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. the costs associated with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Historically, as a private company we have maintained a small accounting staff, but in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant additional resources and management oversight will be required. This includes, among other things, retaining independent public accountants. This effort may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial persons with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Our executive officers, directors and principal stockholders control our business and may make decisions that are not in our stockholders' best interests.

As of July 13, 2009 our officers, directors, and principal stockholders, and their affiliates, in the aggregate, beneficially owned approximately 75% of the outstanding shares of our common stock on a fully diluted basis. As a result, such persons, acting together, have the ability to substantially influence all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

Sales of additional equity securities may adversely affect the market price of our common stock and your rights in the Company may be reduced.

We expect to continue to incur drug development and selling, general and administrative costs, and in order to satisfy our funding requirements, we may need to sell additional equity securities. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock which may adversely affect the market price of our common stock and our stock price may decline substantially.

We rely on Mr. Yao-Ting Su, our Chairman and President, for the management of our business, and the loss of his services could significantly harm our business and prospects and reduce the value of any investment in our common stock.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Yao-Ting Su, our Chairman and President, for the direction of our business. The loss of the services of Mr. Su for any reason could have a material adverse effect on our business and prospects. There is no guarantee that the services of Mr. Su will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Su. We have entered into an employment contract with Mr. Su, but that agreement does not guarantee Mr. Su’s continuing to manage the Company. We do not have key man insurance on Mr. Su, and if he were to die and we were unable to replace him for a prolonged period of time, we could be unable to carry out our long-term business plan, and our future prospects for growth, and our business, could be harmed.

Our common stock is currently subject to the penny stock regulations, which may reduce the liquidity of our common stock and limit your ability to sell your shares.

On July 13, 2009, the last reported sale price of our common stock quoted on the OTCBB was $2.80 per share.  Accordingly, our common stock is subject to the SEC's "penny stock" rules as the price has fallen to less than $5.00.  Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share.  Our common stock currently falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations, and could lose some or all of its value even if our business is strong.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of the following shares of our common stock:

600,000 shares of common stock held by selling stockholders which were issued as part of the Share Exchange to stockholders who had purchased shares of our operating subsidiaries prior to the completion of the reverse merger and private placements described in this prospectus;
410,000 shares of common stock held by selling stockholders who purchased shares of our common stock in a private placement of our common stock pursuant to Regulation D of the Securities Act.
590,000 shares of common stock held by selling stockholders who purchased shares of our common stock in a private placement of our common stock pursuant to Regulation S of the Securities Act

Each selling stockholder may offer for sale all or part of its shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

After due inquiry and investigation and based on information provided by the selling stockholders, none of the selling stockholders has an existing short position in our stock.

Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

In addition, we do not have any agreement or arrangement with any selling stockholder with respect to the performance of any current or future obligations.

Selling Security Holder Table

Name	Securities Beneficially Owned Prior to Offering(1)	Securities Being Offered	Securities Beneficially Owned After Offering	% Beneficial Ownership After Offering(2)

Stockholders who Acquired their shares pursuant to Reverse Merger

Du-Hsin Liu	200,000	200,00	0	0%
Chin Pi K. Yeh	200,000	200,000	0	0%
Chun Ting	50,000	50,000	0	0%
Kuang-Yu Chang	50,000	50,000	0	0%
North America Chinese Financial Association Inc. (3)	100,000	100,000	0	0%

Investors in Regulation D Private Placement

Ri Yue Liu	150,000	150,000	0	0%
Chun Yan Li	150,000	150,000	0	0%
Lynn Zee	25,000	25,000	0	0%
Margaret Lin	10,000	10,000	0	0%
Julie Wang	10,000	10,000	0	0%

Investors in Regulation S Private Placement

Yu-Ching Huang	205,000	205,000	0	0%
Da-Ming Wu	150,000	150,000	0	0%
Shih-Kuang Wang	100,000	100,000	0	0%
Wealthy Link Technology Corp. (4)	200,000	200,000	0	0%

Financial Advisors (5)
Jeffrey Singer	315,000	315,000	0	0%
Don Milden	17,500	17,500	0	0%
Rene Matthews- Usher	17,500	17,500	0	0%
TOTAL	1,950,000	1,950,000	0	0

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
As of July 13, 2009 there were 19,035,000 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling stockholder on July 13, 2009, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of July 13, 2009), and (b) the denominator is the sum of (i) the 20,882,353 shares outstanding on July 13, 2009 and (ii) the number of shares of common stock which such selling stockholders has the right to acquire within 60 days of July 13, 2009.

(3)
The address for this security holder is 35-20 147 St. #6E Flushing, NY 11354. Shoou Chyn Kan as director holds dispositive voting power over these securities and may be deemed to be the beneficial owner of these securities.

(4)
The address for this security holder is Rm 804, Sino Centre., 582-592 Nathan Rd. Kln, Hong Kong.  Chu Li An has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(5)
Pursuant to the Consulting Agreement we entered into with Dragonfly Capital Partners LLC, we are agreed to issue and register for resale 350,000 shares of common stock, which Dragonfly subsequently transferred to this selling security holders set forth under this heading.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus (estimated to be approximately $112,000). However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale of shares by the selling stockholders. To the extent the warrants are exercised for cash, we will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted, but only after September 28, 2009 and then only if the underlying shares have not been registered.  We intend to use any cash proceeds received from the exercise of the warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

THE REVERSE MERGER TRANSACTION AND THE PRIVATE
PLACEMENT TRANSACTION

The Reverse Merger Transaction

On April 20, 2009, Sparking Events, Inc. (the “Company” or the “Registrant”) acquired APlus International, Ltd. a privately owned Nevada limited liability company (“APlus”), pursuant to an Agreement and Plan of Share Exchange (the “Exchange”).  APlus was organized under the laws of the State of Nevada on April 12, 2005.  APlus is a holding company whose principal operating companies design, manufacture, market and sell advanced lighting solutions, including light emitting diode (LED) lighting and other energy-saving lighting in Taiwan.  Upon consummation of the Exchange, the Registrant adopted the business plan of APlus.

Pursuant to the terms of the Exchange, Sparking Events, Inc. acquired APlus International, Ltd. in exchange for an aggregate of 5,333,334 newly issued shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), resulting in an aggregate of 5,793,334 shares of Common Stock issued and outstanding. As a result of the Exchange, APlus International, Ltd. became a wholly-owned subsidiary of Sparking Events, Inc.  Sparking Events, Inc. shares were issued to the APlus International, Ltd.  In addition, our principal stockholder, Adam Borges Dos Santos agreed to retire his 9,000,000 shares of Common Stock.

We refer to the restructuring transaction and the share exchange transaction together as the “reverse merger transaction.” The purpose of the reverse merger was to acquire control of APlus.

Private Placement Transactions

On July 8, 2009 we consummated two private placement offerings in which we raised funds through private sales of securities that was exempt from the registration requirements of the Securities Act of 1933 (the “Act”) under Section 4(2) of the Act as a result of our compliance with Rule 506 of Regulation D and Regulation S, promulgated under the Act.  In the private placements we sold to certain accredited investors, for gross proceeds to us of $1,000,000 aggregate of shares of Common Stock at the purchase price of $0.65 per share of Common Stock.  We sold 345,000 shares in the Regulation D private placement and 655,000 shares in the Regulation S private placement offering.

BUSINESS

Overview

Organizational History of Sparking Events, Inc.

The Company was incorporated in the State of Nevada as a for-profit company on November 29, 2006 and established a fiscal year end of February 28. We are a development-stage company organized to enter into the special event, concert production and martial arts promotion industry.  As a result of the Exchange with APlus International, Ltd., we have adopted the business plan of APlus, and now design, manufacture, market and sell advanced lighting solutions, including light emitting diode (LED) lighting and other energy-saving lighting.  We offer a wide range of technically innovative indoor white light, color-changing and outdoor lighting solutions that are used for applications in public, commercial, architectural, residential, gardening, and entertainment markets. Our solutions provide many benefits over traditional incandescent, halogen, fluorescent, and compact fluorescent (CFL) light sources, including lower energy consumption, longer life spans, and absence of hazardous materials, lower maintenance costs and greater design flexibility.

PROPERTIES

Our United States address will be located at 112 North Curry Street, Carson City, Nevada 89703. Our corporate headquarters are comprised of 15,000 square feet located in Jhonghe City, Taipei County, Taiwan under a lease which expires in 15th, March, 2012 at a monthly rental of US $9,257 per month.

LEGAL PROCEEDINGS

Neither we nor any of our subsidiaries is a party to any pending legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

A-Plus International Ltd. designs, manufactures, markets and sells advanced LED lighting solutions. We offer a broad range of technically innovative outdoor, indoor white light, color-changing and fixed-color lighting solutions that are used for applications in commercial, architectural, residential, hospitality, entertainment and consumer markets. We believe that we offer one of the broadest portfolios of advanced LED lighting solutions. Our LED products include street lights, wall wash lights, floor lights, light strips, and down lights.

We generate revenue from selling our products into commercial, architectural and residential markets. Commercial sales include applications of our fixtures, system and lamp (light bulb) products in the architectural, retail, hospitality, entertainment, signage and consumer markets.

Revenue

Revenue is derived from sales of our advanced lighting products. These products consist of solid-state LED lighting systems and controls. We also design, market and sell LED lighting solutions.

Besides LED Lighting related business, some of our revenue comes from our professional project management service such as localization and energy saving and efficient solution services.

Cost of Goods Sold

Our cost of goods sold consists primarily of labor-related overhead such as R&D professionals, designers, administrative personals. We project management services based on customer orders. Besides our in house resources, we also out source part of projects to support such demand.

Gross Profit

Our gross profit has been and will continue to be affected by a variety of factors, including changing of the foreign exchange rates for exporting, out sourcing cost to support project demands, and average sales prices of our products, including fluctuations in the cost of our purchased components, sales price and the product life cycle.

Operating Expenses

Operating expenses consist primarily of salaries and associated costs for employees in finance, human resources, sales, information technology and administrative activities. In addition, operating expenses include charges relating to accounting, legal, insurance and stock-based compensation under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

Results of Operations

Revenue

The following is a summary of our operating results for the periods indicated:

	Year Ended December 31,
	2008	2007	Change	%
Localization Service	852,926	413,854	439,072	106.09%
LED Lamps	93,017	0	93,017	100.00%
Lighting Control System	257,817	0	257,817	100.00%
Authorization of Management Control System	364,807	0	364,807	100.00%
Software Engineering	15,328	0	15,328	100.00%
GPS	406,630	478,357	(71,727)	(14.99%)
Energy-saving monitoring system	508,890	0	508,890	100.00%
Chart Control System	153,280	0	153,280	100.00%
Total	2,652,695	892,211	1,760,484	197.32%

Revenue from our localization translation service was approximately $852,926 in 2008, as compared to approximately $413,854 for 2007. This increase of $439,072, or 106.09%, is attributable to actively in market development of European and Japanese market. After the increased sales volume, our labor resource allocation is more efficient than the year 2007, resulted higher margin in 2008. Before 2008, our research and development team was in the development stage for Management Control system and lighting control system. The main system architecture completed in 2008, the pattern allows the systems generate revenue starting in 2008. Our invention pattern in LED control chips received in March 11,, 2008 (Patent Number 2008.3.11-2026.5.18). The patent was successfully used in commercial products; this reflects intelligent lighting control to be profitable in the year of 2008.

Gross Profit and Cost of Goods Sold

	Year Ended December 31,
	2008	2007	Change	%
Revenue	2,652,695	892,211	1,760,484	197.32%
Cost of sales	843,106	611,067	232,039	37.97%
Gross profit	1,809,589	281,144	1,528,445
Gross margin %	68.22%	31.51%

Gross profit for 2008 and 2007 was $1,809,589 and $281,144, respectively. Gross margins increased 68.22% from 31.51% in 2007 to approximately 36.71%increased.

Production costs in 2008 increased to approximately $843,106, or 31.78% of revenue, as compared $611,067, or 68.48% of revenue, in 2007.

Operating Loss and Expenses

	Year Ended December 31,
	2008	2007	Change	%
Operating expenses	652,067	605,316	46,751	7.72%
Research and development expenses	690	65,738	(65,048)	(98.95%)
Total operating expenses	652,757	671,054	(18,297)	(2.73%)
Operating income(loss)	1,156,832	(389,910)	1,546,742	396.69%

Operating Expenses

Our research and development for management Control system and lighting control system, the main system architecture completed in 2008, the research expenses decreased from $65,738 to $690, or $65,048, 98.95% decreased.

The pattern allows the systems generate revenue starting in 2008. The increased for trade show and travel expenses were approximately $28,858 and $28,953 due to the main business objective in the market development. Excluding the impact of manpower needs, increase in salary$61,286, health insurance benefits$5,079, retirement benefits, approximately$ 13,709.

Depreciation for fixed Asset and unamortized expense decrease approximately $35,538 and $5,878

Professional service expenses were higher in 2007 compare to 2008, due to higher expenses in financial and patent consulting cost in 2007, approximately decreased $18,507 in 2008.

In 2007, some of our LED lighting product research was terminated due to a strategic decision change, some of the existing related costs resulted in higher expenses in 2007, approximately decreased $20,211 in 2008 compare to 2007.

Non-operating income and expenses

	Year Ended December 31,
	2008	2007	Change	%
Operating income(loss)	1,156,832	(389,910)	1,546,742	396.69%
Non-operating income and gains
Interest income	220	49	171	348.98%
Foreign exchange gain	43	63	(20)	(31.75%)
Rent income	2,920	17,577	(14,657)	(83.39%)
Miscellaneous	1,417	0	1,417	100.00%
	4,600	17,689	(13,089)	(74.00%)
Non-operating expenses and losses
Interest expenses	(6,177	(11,426)	5,249	-45.94%
Provision for loss on inventories	(7,440	0	(7,440)	100.00%
Foreign exchange loss	(78	(138)	60	-43.48%
Miscellaneous expenses	(951	(5,179)	4,228	-81.64%
	(14,646	(16,743)	2,097	-12.52%
Income (loss) before income tax	1,146,786	(388,964)	1,535,750	394.83%
income tax expense	(185,062	0	(185,062)	100.00%
Net income (loss)	961,724	(388,964)	1,350,688	347.25%

Miscellaneous Income

Income in the amount of $1,417 was derived as sales bonuses from Milengo Inc, a famous localization company in the Unites States.  Milengo Inc. is the US alliance company for Targetek Technology Co., Ltd, they pay the sales bonus to Targetek.

Interest

The interest payments have been reduced $5,249 or (45.94%) in 2008 than in 2007 due to the decrease in the principal amount of the loan.

Provision for loss on inventories

Due to a decrease in selling price, there is a loss of $7,440 for the fiscal year 2008 compared to the fiscal year 2007.

(Non-operating expenses and losses) Miscellaneous expenses

There is a $4,228 penalty in 2008 due as a result of  terminations of the rental contract of our Taipei office. Our office was relocated to Dunhua South Road, Taipei.

Income Tax

We have provided a full valuation allowance against income tax benefits resulting from losses incurred and accumulated on operations.

Net Income

Integrated above reasons, net profit after tax increased $1,350,688 in 2008 compare to 2007.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP (Generally Accepted Accounting Principle) financial measure provided as additional information to investors. EBITDA is an alternative method for assessing our financial condition and operating results. EBITDA is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. However, we believe that EBITDA may provide additional information with respect to our performance and ability to meet future debt service, capital expenditures and working capital requirements.

Whenever we refer to a non-GAAP financial measure we will present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measures we reference with such comparable GAAP financial measure.

The following table reconciles the GAAP measure net loss to the non-GAAP financial measure EBITDA:

	Year Ended December 31,
	2008	2007	Change	%
Net income (loss)	961,724	(388,964)	1,350,688	347.25%
Plus:
Interest expense	6,177	11,426	(5,249)	(45.94%)
Depreciation	21,092	56,629	(35,537)	(62.75%)
Various amortization	6,045	11,923	(5,878)	(49.30%)
Taxes	185,062	0	185,062	100.00%
EBITDA	1,180,100	(308,986)	1,489,086	481.93%

For the year ended December 31, 2008, EBITDA was USD1,180,100 compared to -USD308,986 in 2007. The increase was primarily due to an increase in gross profit in 2008. Additionally, the increase was in taxes.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The financial statements are prepared in conformity with U.S. generally accepted accounting principles.  Major accounting policies are summarized as follows:

Foreign Currency Translation

The carrying amounts of the Company’s assets, liabilities, equity and results of operations have been translated from the New Taiwan dollar, which is the Company’s functional currency, into the U.S. dollar using the current rate method.

Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus accounts receivable do not bear interest, although a finance charge may be applied to such receivables that are past due.  Bad debts are provided on the allowance method based on historical experience and management’s evaluation of outstanding accounts receivable.

Inventory

Inventory of finished goods is stated at the lower of cost (weighted average method) or market.

Fixed Assets

All fixed assets are stated at cost.  Significant renewals and improvements are treated as capital expenditures and maintenance and repairs are charged to expense as incurred.

Depreciation is provided on straight-line method based on the estimated useful lives and salvage values of the assets, ranging from 2 to 5 years.

Revenue, Costs and Expenses

Revenues are recognized when the earning process is substantially completed and they are realized or realizable.  Costs and expenses are recognized as incurred.

Research and Development Costs

Research and development costs are expensed as incurred.

Taxes Collected from Customers

The Company presents revenue net of sales, use, and excise taxes collected from customers.

Shipping and Handling Costs

The Company’s policy is to classify shipping and handling costs as part of operating expenses in the statements of income.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Current - The Company follows the practice of providing for income taxes based on amounts reportable for income tax purposes.

Deferred - The recognition of income and expenses in different periods for financial accounting and tax purposes gives rise to timing difference that result in deferred taxes.

Uncertain Tax Positions

Management has elected to defer the application of FAS FIN 48, Accounting for Uncertain Tax Positions, in accordance with FSP FIN 48-3.  The Company will continue to follow FAS 5, Accounting for Contingencies, until it adopts FIN 48.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

CONTRACTUAL OBLIGATIONS

Not applicable.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the FASB released SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This statement identifies the sources of accounting principles and the framework for selecting the accounting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”.  The Company does not expect the implementation of this guidance to have a material impact on the financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133”. SFAS No. 161 gives financial statement users better information about the reporting entity's hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods within those years. The Company does not expect the adoption of SFAS No. 161 to have a material effect on the financial statements.

In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The standard is effective for fiscal years beginning after November 15, 2007. The standard provides entities the ability, on an elective basis, to report most financial assets and financial liabilities at fair value, with corresponding gains and losses recognized in current earnings. The Company did not elect the fair value option under SFAS No. 159 as of January 1, 2008 for any of our financial assets and liabilities that were not already fair valued. The Company will consider applying the fair value option to future transactions as provided by the standard. The Company does not expect SFAS No. 159 to have a material impact on the financial statements.

In December 2007, the FASB released SFAS No. 141(R), “Business Combinations”. This standard revises and enhances the guidance set forth in SFAS No. 141(R) by establishing a definition for the “acquirer,” providing additional guidance on the recognition of acquired contingencies and non-controlling interests, and broadening the scope of the standard to include all transactions involving a transfer in control, irrespective of the consideration involved in the transfer. SFAS No. 141(R) is effective for business combinations for which the acquisition date occurs in a fiscal year beginning on or after December 15, 2008. Although the standard will not have any impact on the current financial statements, application of the new guidance could be significant to the Company in the context of future merger and acquisition activity.

In December 2007, the FASB released SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the standard to have a material impact on the financial statements.

Off-balance sheet arrangements

We have no off-balance sheet arrangements, and there are no such arrangements that have or are likely to have a current or future effect on our financial condition.

MARKET PRICE OF AND DIVIDENDS OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded over-the-counter on the OTC Bulletin Board under the designation QKLS.OB and the market for the stock has been relatively inactive and there is no established trading market for our common stock.

The following table sets forth the high and low bid prices, on the OTC Bulletin Board, as reported and summarized by the OTCBB, for each fiscal quarter during the fiscal years ended December 31, 2007 and December 31, 2008 and for the quarter ended March 31, 2009. These prices are adjusted for the one-for-9 reverse split which occurred on December 5, 2007 and are based on inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Since the completion of the reverse merger on March 28, 2008, the trading in our stock has been very limited. Consequently, our historical prices may not be an accurate indication of the future prices of our common stock.

Quarter Ended	High	Low
03/31/2007	N/A	N/A
06/30/2007	N/A	N/A
09/30/2007	N/A	N/A
12/31/2007	N/A	N/A
03/31/2008	N/A	N/A
06/30/2008	N/A	N/A
09/30/2008	N/A	N/A
12/31/2008	N/A	N/A
03/3/2009	$2.80	$0.30

As of July 13, 2009, the last reported sale price of our common stock was $2.80 per share.

Holders

As of July 13, 2009 there were 19,035,000 shares of our Common Stock issued and outstanding and we had approximately 46 shareholders of record of our common stock and 0 holders of record of our Preferred Stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividends

We have never declared or paid any cash dividends on our common stock and are restricted from paying dividends by virtue of the fact that we are a holding company. We currently intend to retain all earnings, if any, for use in business operations and we do not anticipate declaring any dividends in the near future.

Securities authorized for issuance under equity compensation plans

We do not currently have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock currently falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 1,600,000 shares of our common stock by the selling stockholders. As of July 13, 2009, there were issued and outstanding (i) 19,035,000 shares of common stock, (ii) no warrants to purchase shares of common stock; and (iii) no outstanding options.

Registration Rights

We have no other obligation to register under the Securities Act any of our shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officers and (iv) all executive officers and directors as a group, as of June __, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Yao-Ting Su(3)	1,550,000	8.3%
Xodtec Technology Co. Ltd	2,100,000	11.2%
Up-Tech Technology Co. Ltd	5,000,000	26.7%
Targetek Technology Co., Ltd.	1,900,000	10.5%
Radiant Sun Development S.A.	3,500,000	18.7%
All Directors and Executive Officers as a Group (1 person)	1,550,000	8.3%

(1) "Beneficial Owner" means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares, underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) For each shareholder, the calculation of percentage of beneficial ownership is based upon 18,075,000 shares of Common Stock outstanding as of April 24, 2009, and shares of Common Stock subject to options, warrants and/or conversion rights held by the shareholder that are currently exercisable or exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the shareholder holding such options, warrants, or conversion rights. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other shareholder has exercised such rights.

DIRECTORS AND EXECUTIVE OFFICERS

Our current executive officers and directors as of the date of this prospectus are as follows:

Name	Age	Title
Yao-Ting Su	45	Chairman of the Board of Directors
Chao-Wu Chou	51	Chief Executive Officer; Director
Hui-Yu Che	43	Chief Financial Officer, Director

The following is a summary of the biographical information of our directors and officers. Any gap in employment background of an individual indicates that during the gap, the individual did not obtain work experience relevant to his or her role as an officer or director.

Yao-Tin (Curtis) Su.  Mr. Su serves as the Company’s Chairman of the Board of Directors.  Simultaneously therewith and since 2007 Mr. Su has served as the Chairman of the Company’s subsidiary Xodtec Technology Co., Ltd. and from 1997 as the Chief Executive Officer of another of the Company’s other subsidiaries Targetek Technology Co. Ltd.  Mr. Su received a Bachelors Degree from Soochow University (Taipei, Taiwan) and was the Valedictorian of the Air Defense Missile School of the United States Army in Fort Bliss, Texas.  Mr. Su also served in the Army of Taiwan from 1979 to 1981.

Chao-Wu (Mike) Chou.  Mr. Chou serves as our Chief Executive Officer and Director.  Simultaneously therewith and since December 2008, Mr. Chou serves as the Chief Executive Officer of the Company’s subsidiary Xodtec Technology Co., Ltd. where he is responsible for the formulation and execution of corporate strategies, integration of resources and setting and achieving sales revenues and profit goals.  Prior thereto and from July 2003, Mr. Chou served as the Senior Vice-President of Elitegroup Computer Systems Co., Ltd.  Mr. Chou received a Masters Degree from National Chiao Tung University (Taiwan) and his Bachelors Degree from National Taiwan University of Science and Technology.

Hui-Yu (Rachel) Che.  Ms. Che serves as the Company’s Chief Financial Officer and Director.  Simultaneously and since 2001, Ms. Che has served as the Chief Financial Officer of the Company’s subsidiary Targetek Technology Co., Ltd.  Ms. Che is a certified public accountant and has a degree from National Chung Hsing University.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

AUDIT COMMITTEE. The Company intends to establish an audit committee, which will consist of independent directors. The audit committee's duties would be to recommend to the Company's board of directors the engagement of independent auditors to audit the Company's financial statements and to review its accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company's board of  directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

COMPENSATION COMMITTEE. Our board of directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the Board participates in the determination.  Given the small size of the Company and its Board and the Company's limited resources, locating, obtaining and retaining additional independent directors is extremely difficult.  In the absence of independent directors, the Board does not believe that creating a separate compensation committee would result in any improvement in the compensation determination process.  Accordingly, the board of directors has concluded that the Company and its stockholders would be best served by having the entire board of directors act in place of a compensation committee.  When acting in this capacity, the Board does not have a charter.

In considering and determining executive and director compensation, our board of directors reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Company’s officers.  The board of directors also determines and approves any non-cash compensation to any employee. The Company does not engage any compensation consultants to assist in determining or recommending the compensation to the Company’s officers or employees.

EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2008 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the Named Executives).

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Yao-Ting Su (1)	2009	-	-	-	-	-	-
Chao-Wu Chou (2)	2009	-	-	-	-	-	-
Hui-Yu Che (3)	2009	-	-	-	-	-	-

Adam Borges dos Santos	2009	-	-	-	-	-	-
	2008	-	-	-	-	-	-

Carlo Giusto	2008	-	-	-	-	-	-
	2007	-	-	-	-	-	-
	2006	-

Compensation Policy. Our Company’s executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable our Company to achieve earnings and profitability growth to satisfy our stockholders. We must, therefore, create incentives for these executives to achieve both Company and individual performance objectives through the use of performance-based compensation programs. No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components. As an early-stage development company, the main elements of our compensation package consist of base salary, stock options and bonus.

Base Salary. As we continue to grow and financial conditions improve, these base salaries, bonuses and incentive compensation will be reviewed for possible adjustments. Base salary adjustments will be based on both individual and Company performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with the Company.

COMPENSATION OF DIRECTORS

At this time, directors receive no remuneration for their services as directors of the Company, nor does the Company reimburse directors for expenses incurred in their service to the Board of Directors. The Company does not expect to pay any fees to its directors for the 2008 fiscal year.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

On April 21, 2009, the Company entered into employment agreements with its three executive officers, Yao-Ting (Curtis) Su, Chairman; Chao-Wu (Mike) Chou, Chief Executive Officer and Hui-Yu (Rachel) Che, Chief Financial Officer. They agreements provide for a three year term with minimum annual base salaries of $55,000 if determined to be appropriate by the Board.  In addition, the agreements provide for bonuses according to the following schedule:

1.	Year-end bonus: Minimum of $7,500 will be paid on Jan. 10 of every year during the validity of the agreements.

2.	Performance bonus: Based on the actual performance, the company will pay up to $70,000 on Feb. 10 of every year during the validity of the agreements.

The agreements do not include any terms which show the company should reimburse to the two executive officers when the employment agreement terminated. When the company has any change-in-control arrangement, the company will revise the agreement and the un-paid salary or bonus will be calculated and paid on a pro rata basis.

Additional Narrative Disclosure

We have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified defined benefit plans, supplemental executive retirement plans, tax qualified defined contribution plans and non-qualified defined contribution plans.

There are no contracts agreements, plans or arrangements, whether written or oral, that provide for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer or a change in control or the company or a change in the executive officers responsibilities following a change in control, with respect to each named executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Currently, we have no independent directors on our Board of Directors, and therefore have no formal procedures in effect for reviewing and pre-approving any transactions between us, our directors, officers and other affiliates. We will use our best efforts to insure that all transactions are on terms at least as favorable to the Company as we would negotiate with unrelated third parties.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus. The following discussion is qualified in its entirety by reference to such exhibits.

DESCRIPTION OF COMMON STOCK

Number of Authorized and Outstanding Shares.  The Company's Articles of Incorporation will authorize the issuance of 225,000,000 shares of Common Stock, $0.001 par value per share, of which 19,035,000 shares were outstanding on July 13, 2009.  All of the outstanding shares of Common Stock are fully paid and non-assessable.

Voting Rights.  Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of Common Stock have no cumulative voting rights.  Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all stockholders.

Other.  Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

Transfer Agent.  Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed.  No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws.  The Company's transfer agent for its Common Stock is Island Stock Transfer, 100 Second Avenue South, Suite 705S, St. Petersburg, Florida  33701, Phone: (727) 289-0010.

DESCRIPTION OF PREFERRED STOCK

Number of Authorized Shares.  The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock") in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.  No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws.

LEGAL MATTERS

Our counsel, Tarter Krinsky & Drogin LLP, located at 1350 Broadway, New York, New York 10018, is passing upon the validity of the issuance of the common stock that the selling stockholders are offering under this prospectus.

EXPERTS

Kyle L. Tingle, CPA, LLC, independent registered public accountants, located in Las Vegas, Nevada, have audited our financial statements included in this registration statement to the extent and for the periods set forth in their report. We have relied on such reports given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Not applicable.

FINANCIAL STATEMENTS

Our consolidated unaudited financial statements are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers from all liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO FINANCIAL STATEMENTS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Although we will not receive any of the proceeds from the sale of the shares being registered in this registration statement, we have agreed to bear the costs and expenses of the registration of those shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are as follows:

SEC Registration Fee	$167.07
Professional Fees and Expenses*	$30,000
Printing and Engraving Expenses *	$5,000
Transfer Agent's Fees*	$2,500
Miscellaneous Expenses*	$3,000
Total	$40,667.07	*

* Estimates

Item 14. Indemnification of Directors and Officers.

Under our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Item 15. Recent Sales of Unregistered Securities

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he or it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

2009

July 2009 Private Placement Transaction

On July 8, 2009 we consummated a private placement transaction in which we sold to certain accredited investors, for gross proceeds to us of $266,500, 410,000 shares of our common stock at a purchase price of $0.65 per share in an offering exempt from registration pursuant to Regulation D of the Securities Act of 1933, as amended.  Also on July 8, 2009, we consummated a private placement transaction in which we sold to certain foreign investors, for gross proceeds to us of $383,500, 590,000 shares of our common stock at a purchase price of $0.65 per share in an offering exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended.

Share Exchange Transaction APlus International, Ltd.

On April 20, 2009, we acquired APlus International, Ltd., a privately owned Nevada limited liability company (“APlus”), pursuant to an Agreement and Plan of Share Exchange (the “Exchange”).  APlus is a holding company whose principal operating companies design, manufacture, market and sell advanced lighting solutions, including light emitting diode (LED) lighting and other energy-saving lighting in Taiwan.  Pursuant to the terms of the Exchange, we acquired APlus International, Ltd. in exchange for an aggregate of 5,333,334 newly issued, pre-split shares (the “Exchange Shares”) of the Company’s Common Stock. As a result of the Exchange, APlus International, Ltd. became our wholly-owned subsidiary and the equity-holders of APlus became holders of the majority of our outstanding common stock.

On April 22, 2009 the Registrant entered into a Financial Advisory Agreement with Unise Investment Corp. to provide financial consulting services in consideration for 111,667 shares of Common Stock.

On April 23, 2009, the Registrant sold warrants exercisable into 200,000 shares of Common Stock at the exercise price of $0.65 per share and expiring in 6 months, warrants exercisable into 500,000 shares of Common Stock at the exercise price of $1.00 per share and expiring in 2 years and warrants exercisable into 800,000 shares of Common Stock at the exercise price of $1.50 per share and expiring in 2 years.

2006

On December 11, 2006 we issued 9,000,000 shares of Common  Stock to Carlo Giusto, who at the time was the Registrant’s sole officer and director in exchange of  the payment of $9,000, or $0.001 per share.

Other than the securities mentioned above, we have not issued or sold any securities without registration for the past three years from the date of this registration statement.

Exemptions

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. In addition, we believe that the 8% Promissory Note is commercial paper and is exempt from the registration requirements of the Securities Act under Section 3(a)3 thereof. Each of the above-referenced investors in our stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

II-2

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

3.1	Certificate of Incorporation. (2)

3.2	Bylaws. (2)

4.1	Specimen of Common Stock certificate (1)

5.1	Legal Opinion of Tarter Krinsky & Drogin LLP

10.1	Agreement with Dragonfly Capital. LLC (1)

10.2	Form of Regulation D Subscription Agreement.(3)

10.2	Form of Regulation S Subscription Agreement (3)

21.1	List of Subsidiaries.

23.1	Consent of Tarter Krinsky & Drogin LLP to the use of the opinion annexed as Exhibit 5.1

23.2	Consent of Kyle L. Tingle, LLC, CPA, for use of their report.

_______________
(1)	Filed herewith.

(2)	Incorporated by reference to our current report on Form 8-K filed with the SEC on April 24, 2009.

(3)	Incorporated by reference to our Form 8-K filed with the SEC on July 10, 2009.

(b) Financial Statement Schedules.  None

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized in Taipei, Taiwan (R.O.C.) on July 13, 2009.

SPARKING EVENTS, INC.

/s/ Yao-Ting Su
By: Yao-Ting Su
Chairman and President (principal executive officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Yao-Ting Su	July 13, 2009
Yao-Ting Su
Chairman and President
(principal executive officer)

/s/ Hui-Yu Che	July 13, 2009
Hui-Yu Che
Chief Financial Officer and Director
(principal financial officer and accounting officer)

/s/ Chao-Wu Chou	July 13, 2009
Chao-Wu Chou
Chief Executive Officer and Director